Exhibit 10.33

January 1, 2007

Facultative/Obligatory

Surplus

Reinsurance Contract

Effective:  January 1, 2007

between

Flagstone Reinsurance Limited

Hamilton, Bermuda

and

Mont Fort Re Ltd in respect of its segregated account, designated as High Layer Cell

Hamilton, Bermuda

Table of Contents

Page
Article

Article I - Classes of Business Reinsured	1

Article II - Commencement and Termination	1

Article III - Territory (BRMA 51A)	2

Article IV - Exclusions	2

Article V - Retention and Limit	2

Article VI - Security	2

Article VII - Definitions	2

Article VIII - Loss in Excess of Policy Limits/Extra Contractual Obligations	3

Article IX - Other Reinsurance	3

Article X - Losses and Loss Adjustment Expense	3

Article XI - Salvage and Subrogation	4

Article XII - Original Conditions (BRMA 37B)	4

Article XIII - Commission	4

Article XIV - Reports and Remittances	5

Article XV - Offset	5

Article XVI - Access to Records	5

Article XVII - Errors and Omissions	6

Article XVIII - Currency (BRMA 12A)	6

Article XIX - Insolvency (BRMA 19C)	6

Article XX - Arbitration	6

Article XXI - Governing Law	7

Article XXII - Service of Suit	7

Schedule A	1

Schedule B	1

Facultative/Obligatory

Surplus

Reinsurance Contract (“Contract”)

Effective:  January 1, 2007

between

Flagstone Reinsurance Limited

Hamilton, Bermuda

(hereinafter referred to as the “Company”)

and

Mont Fort Re Ltd in respect of its segregated account designated as High Layer Cell

Hamilton, Bermuda

(hereinafter referred to as the “Reinsurer”)

Article I - Classes of Business Reinsured

A.     By this contract the Company may cede to the Reinsurer and the Reinsurer obligates itself to accept reinsurance of the Company’s surplus Liability (as hereinafter defined) under policies, contracts and binders of reinsurance (hereinafter called “policies”) in force at the effective date hereof or issued or renewed on or after that date.

B.      The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

Article II - Commencement and Termination

A.     This Contract shall become effective on January 1, 2007, with respect to losses occurring on or after that date, and shall continue in force thereafter until terminated.

B.      Either party may terminate this Contract at the end of any contract year by giving the other party not less than 365 days’ prior notice by certified mail.

C.      Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or the next premium anniversary of such business, whichever first occurs, but in no event beyond 18 months following the effective date of termination.

D.      “Contract year” as used herein shall mean the period from January 1, 2007 to December 31, 2007, both days inclusive, and each respective 12-month period thereafter that this Contract continues in force.  However, if this Contract is terminated, the final contract year shall be from the beginning of the then current contract year through the date of termination if this Contract is terminated on a “cutoff” basis, or the end of the runoff period if this Contract is terminated on a “runoff” basis.

Article III - Territory (BRMA 51A)

The territorial limits of this Contract shall be worldwide in its geographical scope.

Article IV - Exclusions

This Contract does not apply to and specifically excludes any cession hereunder which is not within the scope of Schedule A.

Article V - Retention and Limit

A.     For each policy subject to this Contract, the Company shall retain and be liable for an amount of its gross liability that meets the requirements set forth in Schedule A attached to and forming part of this Contract. With respect to any one program that meets the requirements set forth in Schedule A, the Company shall then cede, and the Reinsurer agrees to accept, an amount of the Company’s surplus liability, subject to a maximum cession to the Reinsurer.

B.      Any policy ceded hereunder shall be disclosed by the Company to the Reinsurer within 15 days of the end of the month in which the cession of liability by the Company occurs.

C.      Notwithstanding the foregoing, any reinsurance falling outside the scope of Schedule A hereof that is specially accepted from the Company in writing by the Underwriting Committee of the Board of Directors of the Reinsurer shall be covered under this Contract and be subject to the terms hereof, except as such terms shall be modified by the special acceptance.

Article VI - Security

The Reinsurer shall provide security for its obligations hereunder in accordance with the requirements set forth in Schedule B attached hereto.

Article VII - Definitions

A.     “Surplus liability” as used herein is defined as that portion of the Company’s gross liability on any policy which exceeds the amount of its net retention.

B.      The Company shall be the sole judge of what constitutes “one program.”

C.      References to “the Reinsurer” as used herein shall mean the Reinsurer acting by its Board of Directors, any duly appointed committee thereof, its duly authorized officers and employees, its duly authorized representatives or agents, or such other person as it may lawfully appoint.

Article VIII - Loss in Excess of Policy Limits/Extra Contractual Obligations

A.     In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter “loss in excess of policy limits”), or any punitive, exemplary, compensatory or consequential damages other than loss in excess of policy limits (hereinafter “extra contractual obligations”) such loss in excess of policy limits and/or extra contractual obligations shall be added to the Company’s loss, if any, under the policy involved, and the sum thereof shall be subject to the provisions of Article V.

B.      An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C.      Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D.      If any provision of this Article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any country, such provision shall be considered void in such country, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

E.      It is understood that loss in excess of policy limits and extra contractual obligations paid by the Company under the original contracts subject hereto shall be covered as contractual losses hereunder.

Article IX - Other Reinsurance

A.     The Company shall be entitled, but not obligated, to purchase reinsurance protection inuring to the benefit of this Contract.

B.      The Company shall be permitted to carry whole account excess reinsurance or reinsurance that covers broad classes of risk, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Article X - Losses and Loss Adjustment Expense

A.     Whenever losses sustained by the Company appear likely to result in a claim hereunder, the Company shall notify the Reinsurer promptly.

B.      Notifications shall comprise the Company’s best estimate of the expected amount of losses, inclusive of loss adjustment expense, case reserves and, if at that time established by the Company, a provision for losses incurred but not reported (“IBNR”).

C.      All loss settlements made by the Company, whether under strict policy conditions or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article XIV.

D.      In the event of a claim under a policy subject hereto, the Reinsurer shall be liable for its proportionate share of loss adjustment expense incurred by the Company in connection therewith (including, but not limited to, litigation expenses, interest on judgments, expenses of outside adjusters and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto), but not including office expenses or salaries of the Company’s regular employees, and shall be credited with its proportionate share of any recoveries of such expense.

E.      In the event that the Company establishes a provision for loss, including IBNR, the Reinsurer shall be liable for its proportionate share of such provision, and may be required to provide security for any such obligation.

Article XI - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

Article XII - Original Conditions (BRMA 37B)

A.     All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective policies of the Company.  However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.  The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company.

B.      Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article XIII - Commission

The Reinsurer shall pay its proportional share of all original deductions and acquisition expense including taxes on policies ceded by the Company to the Reinsurer hereunder and shall allow the Company a ceding commission of 5% on all written premiums gross of such original deductions and acquisition expense including taxes.  The Company shall allow the Reinsurer return commission on return premiums at the same rate.

Article XIV - Reports and Remittances

A.     Within 14 days after the end of each month, the Company shall report to the Reinsurer:

1.     Ceded gross premiums written and collected during the month;

2.     Commissions, deductions and ceding commission thereon;

3.     Ceded losses and loss adjustment expense incurred and paid during the month;

4.     The change in amount of ceded reserves for outstanding losses and loss adjustment expense as of the end of the month;

5.     The change in amount of ceded IBNR as of the end of the month; and

6.     The balance of (1) less (2) less (3).

B.      The positive balance shown in A (6) above shall be due the Reinsurer and shall be remitted by the Company with its report.  The Company may, at its election, withhold from payment an amount equal to A (4) plus A (5), above, provided the Company credits the Reinsurer with interest equal to the one-month LIBOR rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made applied to such cumulative amount held by the Company. Any balance shown to be due the Company or otherwise due pursuant to the requirements set forth in Schedule B attached hereto shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company’s report.

C.      Annually, or at such other times as may be reasonably requested, the Company shall furnish the Reinsurer with such information as the Reinsurer may require in order to fulfill its financial and regulatory reporting requirements.

Article XV - Offset

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract.  The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article XVI - Access to Records

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

Article XVII - Errors and Omissions

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided, however, that such error or omission is rectified as soon as possible after discovery.

Article XVIII - Currency (BRMA 12A)

Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be denominated in United States Dollars.

Article XIX - Insolvency (BRMA 19C)

A.     In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim.  It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy insured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor.  The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B.      Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the insolvent Company.

Article XX - Arbitration

A.     As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters.  In the event that either party should fail to choose an Arbiter within

30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration.  If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, either party may request a justice of a court of general jurisdiction of Hamilton, Bermuda, to appoint the Umpire.

B.      Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire.  The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law.  The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties.  Judgment on the award may be entered in any court having jurisdiction.

C.      Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration.  In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

D.      Any arbitration proceedings shall take place in Hamilton, Bermuda; all proceedings pursuant hereto shall be governed by the law of Bermuda.

Article XXI - Governing Law

This Contract shall be governed by and construed in accordance with the laws of Bermuda.

For the avoidance of doubt, with respect to any obligations of the Reinsurer to the Company under the terms of this Contract, the Company shall, in accordance with the Segregated Accounts Companies Act 2000 (as amended), have recourse only to the assets of High Layer Cell, and not the assets of any other segregated account or the general account of Mont Fort Re Ltd.

Article XXII - Service of Suit

It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within Bermuda.  Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in Bermuda, to remove an action to a Bermuda Court, or to seek a transfer of a case to another court as permitted by the laws of Bermuda.

In Witness Whereof, the parties by their respective duly authorized representatives have executed this Contract as of the dates undermentioned at:

Hamilton, Bermuda, this 12th day of January in the year  2007.

/s/ David Brown
Flagstone Reinsurance Limited
By: David Brown, Director

Hamilton, Bermuda, this 12th day of January in the year 2007.

/s/ Mark Byrne
Mont Fort Re Ltd High Layer Cell
By: Mark Byrne, Director

Schedule A

Facultative/Obligatory

Surplus

Reinsurance Contract

Effective:  January 1, 2007

issued to

Flagstone Reinsurance Limited

Hamilton, Bermuda

Reinsurance Guidelines

1)      Policies

Policies ceded by the Company to the Reinsurer shall comprise excess of loss reinsurance policies classified by the Company as Property Catastrophe, Property Specialty and Other Specialty, subject to the terms, conditions and limitations herein set forth.  In certain cases the company may cede industry loss warranties (ILW’s) to the Reinsurer, subject to the terms, conditions and limitations herein set forth.

2)      Cession and Limit

The Company shall cede policies up to a maximum aggregate limit of exposure in each of one or more risk zones. The risk zones may comprise distinct classes of business, or as respects property catastrophe business, one or more geographical areas of the world that the Company considers to have low or no correlation with respect to losses from the insured perils.

The Company and the Reinsurer shall agree to the number and nature of the risk zones and the limit of exposure for each risk zone from time to time.

In respect of each program of policies ceded to the Reinsurer, the Company shall retain an amount of limit at least equal to that ceded to the Reinsurer, it being understood and agreed that for the purposes of calculating such amount, the sum of limits relating to the Company’s programs shall include only those of the program(s) being ceded hereto and other program(s) of the Company, if any, attaching at a level below such ceded program(s), provided that the Company shall reasonably decide what constitutes a “program.”

In respect of any policy ceded to the Reinsurer, the Company shall retain an amount of limit at least equal to 30.0% of the Reinsurer’s share of the limit of such policy.

At the time a program is underwritten by the Company the “expected” mean loss ratio must be less than 50.0% and the annual expected average loss for the subject policy must be equal to or less than 4.0% of its limit.  For the purposes of the preceding sentence, “expected” shall mean as calculated by the Company utilizing any third-party or proprietary models which the Company considers credible in each case.

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3)      Modification

The parties to this Contract authorize the Reinsurer to modify, change, add or delete any requirements under this Schedule A, paragraphs (2) and (3), in its sole discretion, upon 14 days’ prior written notice to the Company.

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Schedule B

Facultative/Obligatory

Surplus

Reinsurance Contract

Effective:  January 1, 2007

issued to

Flagstone Reinsurance Limited

Hamilton, Bermuda

1)      Security

The Reinsurer shall provide security for its obligations to the Company under this Contract in the manner set forth in this Schedule B.

2)      Definitions

Limit shall mean the maximum aggregate amount of insurance and reinsurance loss exposures written by the Reinsurer in any Risk Zone.

Reinsurer’s Proportionate Reserves shall mean the Reinsurer’s proportion of the loss reserves in respect of losses that have been reported to the Company and allocated loss expenses relating thereto, and unearned premium reserves, and any amounts relating to reserves in respect of losses or loss expenses Incurred But Not Reported, as shown in the statement prepared by the Company.

Required Security shall mean a clean, irrevocable and unconditional Letter of Credit issued by a bank chosen by the Reinsurer and acceptable to the Company, or such other security as may be reasonably acceptable to the Company.

Risk Zone shall mean one or more geographical areas of the world, or distinct classes or lines of business other than property catastrophe, in which the Company underwrites policies.

RITC shall mean a reinsurance policy or policies purchased by the Reinsurer whereby the Company, and/or a third party or third parties reasonably acceptable to the Company, commutes or assumes liability for the run-off to extinction of the policies ceded to the Company pursuant to this Contract or by a third party.

3)      Notice of Loss

The Company agrees that when it shall set up on its books reserves for losses covered hereunder, or unearned premium reserves on Policies subject to this Contract, it will forward to the Reinsurer a statement showing the Reinsurer’s Proportionate Reserves.

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4)      Obligation to Provide Required Security

The Reinsurer hereby agrees that upon receiving Notice of Loss it will provide the Required Security, in an amount equal to the Reinsurer’s Proportionate Reserves.

The Reinsurer and the Company agree that the obligation to provide Required Security shall survive any expiry or non-renewal of this Contract and any run-off of the Reinsurer and the insolvency of any of the Company or the Reinsurer.  Upon the occurrence of any of these events, the Reinsurer shall be obligated to maintain the Required Security at an amount equal to the Limit in each Risk Zone in respect of which the Reinsurer may have incurred a Loss (as determined in the reasonable judgment of the Company) until such time as the Company reasonably determines that the remaining risk of adverse development is immaterial, achieved, as necessary, by way of the purchase of RITC; plus,

5)      Periodic Adjustments to Required Security

At quarterly intervals, or at such other times as may be agreed by the parties, the Company shall prepare a specific statement of the Reinsurer’s Proportionate Reserves on policies subject to this Contract for the sole purpose of amending the amount of Required Security.  Within thirty (30) days after the receipt of such statement, the amount of the actual security provided shall be adjusted to reflect the revised amount of Required Security, through either an amendment to the respective Letter of Credit or such other adjustment as is necessary and appropriate to the form of security provided.

6)      Drawdown on Required Security

The Reinsurer and the Company agree that, notwithstanding anything to the contrary which may be contained in this Contract, the Required Security may be drawn upon by the Company or its successors at any time, without diminution because of the insolvency of the Company or the Reinsurer, for one or more of the following purposes:

a)      To reimburse itself for the Reinsurer’s share of unearned premiums on account of cancellations, unless paid in cash by the Reinsurer;

b)      To reimburse itself for Losses, unless paid in cash by the Reinsurer;

c)      To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due under this Contract, unless paid in cash by the Reinsurer;

d)      To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s obligations under this Schedule B, if so requested by the Reinsurer.

The Company shall promptly return to the Reinsurer any amount so drawn on the Required Security which is in excess of the actual amounts required for a) or b) or, in the case of c), the actual amount determined to be due.   All settlements of account under this Contract relating to the Required Security between the Company and the Reinsurer shall be made in cash or its equivalent.

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7)      RITC

The Reinsurer shall purchase RITC after consultation with the Company (which shall advise in good faith), as follows:

a)      to the extent necessary to cure any breach by the Reinsurer of this Schedule B;

b)      to the extent necessary to permit Redemptions, as provided for in the Articles of Association and therein defined, of up to 50.0% of the aggregate net worth of the Reinsurer and Holdings after taking into account the requirements of this Schedule B;

c)      if Redemption Notices, as provided for in the Articles of Association and therein defined, are received by Holdings in respect of Redemptions which, in the aggregate, exceed the aggregate amount of Subscriptions, as provided for in the Articles of Association and therein defined;

d)      to the extent directed by the Company; if at any time the Company exercises the Collateral Preservation Right; or

e)      to the extent so resolved by the Board of Directors of the Reinsurer, any directors appointed by the Company not exercising their right to vote.

The Reinsurer and the Company agree that RITC shall inure either to the benefit of the Reinsurer or to the benefit of Company as directed by the Company. In the event that RITC inures to the benefit of the Company this Contract shall be endorsed accordingly and, subject to the assignment by the Reinsurer to the Company of any and all rights relating thereto, the Reinsurer shall be relieved by the Company of any or all liabilities the subject of RITC.

The Reinsurer and the Company agree that, unless the Company otherwise agrees, the S&P rating of any entity from whom RITC is purchased shall be not less than “A” (or AM Best rating not less that “A-”)

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